UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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First Busey Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Busey Corporation

201 W. Main Street, Urbana, Illinois 61801

217/365-4516

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2009

To the Stockholders of

First Busey Corporation:

The 2009 Annual Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at Busey Bank, 100 W. University Avenue, Champaign, Illinois, on Tuesday, May 19, 2009, at 6:30 p.m., central time.

The Annual Meeting is being held for the following purposes:

1.                                       To elect ten directors to hold office until the 2010 Annual Meeting or until their successors are elected and qualified.

2.                                       To approve a non-binding advisory proposal on First Busey’s executive compensation as disclosed in the proxy statement.

3.                                       To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 20, 2009, are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.  Even if you plan to attend the Annual Meeting in person, please sign, date and return your proxy.

By order of the Board of Directors,

Douglas C. Mills	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

Urbana, Illinois
April , 2009

Please note that there is no return envelope for the proxy card and that you should follow the mailing instructions set forth on the enclosed proxy card.

First Busey Corporation

201 W. Main, Urbana, Illinois 61801

217/365-4556

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Busey Corporation for use at the 2009 Annual Meeting of Stockholders.  The Board has fixed the close of business on March 20, 2009, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.  On the record date, First Busey had 35,895,892 shares of common stock, par value $.001 per share, outstanding and entitled to vote.

First Busey’s Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2008, accompanies this Proxy Statement.  The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to stockholders is April       , 2009.

The following information regarding the meeting and the voting process is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 20, 2009, you owned shares of First Busey’s common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting.  It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of ten directors of First Busey for a term of one year expiring in 2010 and on a non-binding advisory proposal on executive compensation.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it pursuant to the instructions on the proxy card.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees for director named in this Proxy Statement, “for” the non-binding advisory proposal on executive compensation and by the appointed proxies in accordance with his or her judgment on any other matter brought before the meeting.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.  Please note, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or a trustee or other fiduciary who may hold your shares, your broker or fiduciary should have given you instructions for directing how they should vote your shares.  It will then be their responsibility to vote your shares for you in the manner you direct.  As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker or fiduciary in order to vote in person at the meeting.

Under Nasdaq rules, brokers and other fiduciaries may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters, such as an amendment to our Certificate of Incorporation or the adoption or amendment of an equity incentive plan, unless they have received voting instructions from the person for whom they are holding shares. You should do this by carefully following the instructions your broker gives you concerning their procedures.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•                  signing another proxy with a later date and returning that proxy to:

First Busey Corporation
Attn:  Mary E. Lakey
201 W. Main Street
Urbana, Illinois 61801;

•                  sending notice to us that you are revoking your proxy; or

•                  voting in person at the meeting (attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy).

If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•                  is present in person at the meeting; or

•                  has properly submitted a signed proxy card or other proxy.

On March 20, 2009, the record date, there were 35,895,892 shares of common stock issued and outstanding.  Therefore, at least 17,947,947 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  You cannot vote for more than ten nominees.  The Board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on the non-binding advisory proposal on executive compensation and on any other proposal that may properly be brought before the meeting.  Abstentions will be considered in determining the presence of a quorum but will not affect the vote required for any matter at the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

The directors are elected by a plurality vote and the ten individuals receiving the highest number of votes cast “for” their election will be elected as directors of First Busey.  Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.  Therefore, a broker non-vote has no effect on the election of directors.

A majority of votes cast at the meeting will approve First Busey’s executive compensation.  Because the vote on the executive compensation is advisory, it will not be binding upon the Board or the Executive Management Compensation and Succession Committee.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting.  The voting results will also be disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of First Busey or its subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies.  We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be Held on May 19, 2009.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.                      .   Stockholders will receive a full set of these materials through the mail from us or from your broker.

For directions to attend the annual meeting in person, please call our main office at (217) 365-4516.

ELECTION OF DIRECTORS

The ten nominees named below have been nominated by the Nominating and Corporate Governance Committee of the Board for election as directors for a term of one year or until their successors have been duly elected and qualified.

It is intended that the proxies received in response to this solicitation will be voted for the election of the ten persons so nominated, unless otherwise specified.  If, for any reason, any nominee becomes unavailable for election or declines to serve, persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board.  No circumstances are presently known which would render a nominee named herein unavailable.

Set forth below is certain biographical information concerning each nominee for director, including principal occupation and age as of March 20, 2009, the record date for the Annual Meeting.  Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years.

The Board of Directors recommends a vote FOR each of the nominees.

NOMINEES

Name (Age)	Director since(1)	Position with First Busey and Principal Occupation for the last five years

Joseph M. Ambrose (Age 51)	1993

Mr. Ambrose is President and Chief Executive Officer of Horizon Hobby, Inc., Champaign, Illinois, and has been since July 2008. Mr. Ambrose has been affiliated with Horizon Hobby since November 2005 serving as Executive Vice President and Chief Operating Officer. Previously, Mr. Ambrose was a partner with Costigan & Wollrab, P.C., Bloomington, Illinois, from April 2004 until December 1, 2005. Mr. Ambrose was with Ambrose Law Offices, Ltd. from June 2003 until April 2004. Mr. Ambrose is considered “independent” under the rules of Nasdaq.

David J. Downey (Age 67)	1992

Mr. Downey has served as the President of The Downey Group, Inc., an estate planning, wealth transfer and executive compensation organization, since 1963. Mr. Downey is considered “independent” under the rules of Nasdaq.

Van A. Dukeman (Age 50)	1994

Mr. Dukeman is the President and Chief Executive Officer of First Busey, as well as the Chairman, President and Chief Executive Officer of Busey Bank. Mr. Dukeman served as the President and Chief Executive Officer of Main Street Trust, Inc. from 2004 to 2007.

Name (Age)	Director since(1)	Position with First Busey and Principal Occupation for the last five years

David L. Ikenberry (Age 48)	2004

Dr. Ikenberry is a Professor of Finance at the University of Illinois-Urbana. He has served as Associate Dean for Executive Programs since 2006 and served as Chair of the Department of Finance from 2002-2008 for the University. Mr. Ikenberry is considered “independent” under the rules of Nasdaq.

E. Phillips Knox (Age 62)	1980	Mr. Knox is an attorney with the firm Tummelson Bryan & Knox, Urbana, Illinois.

V. B. Leister, Jr. (Age 63)	1996	Mr. Leister is Chairman of the Board and President of Carter’s Furniture Inc., Urbana, Illinois. Mr. Leister is considered “independent” under the rules of Nasdaq.

Gregory B. Lykins (Age 61)	1994

Mr. Lykins is the Vice Chairman of First Busey. Mr. Lykins also serves as a director of Busey Bank and Busey Wealth Management, Inc. Mr. Lykins served as the Chairman of the Board of Main Street Trust, Inc. from 2004 to July 2007; as a Director and Vice-Chairman of BankIllinois and Director of The First National Bank of Decatur and FirsTech from 2001 to 2004.

August C. Meyer, Jr. (Age 71)	1962	Mr. Meyer has served as Chairman and President of Midwest Television, Inc. since 1976. Mr. Meyer is considered “independent” under the rules of Nasdaq.

Douglas C. Mills (Age 69)	1980

Mr. Mills is Chairman of First Busey and has served in that role since its incorporation. Mr. Mills served as the Chairman of the Board, President and Chief Executive Officer of First Busey until July 31, 2007, when he resigned as President and Chief Executive Officer. He has been associated with Busey Bank since 1971.

George T. Shapland (Age 79)	1994	Mr. Shapland is the President of Shapland Management Co., a real estate management company. Mr. Shapland is considered “independent” under the rules of Nasdaq.

(1)                                  Indicates the year first elected to the Board of Directors of First Busey or Main Street, or Main Street’s predecessors, BankIllinois Financial and First Decatur.

BOARD OF DIRECTORS

Currently, there are ten directors serving on our Board of Directors.  Pursuant to the terms agreed to in connection with the Main Street merger, Mr. Mills will serve as Chairman of the Board until the first board meeting following the stockholder annual meeting, at which time we expect that Mr. Lykins will be named as Chairman of the Board.  There are no other arrangements or understandings between any of the directors or any other person pursuant to which any of First Busey’s directors or the nominees for the Board have been selected for their respective positions.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of First Busey, which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are held on a monthly basis, special meetings held from time to time and through committee membership, which is discussed below.  Our directors also discuss business and other matters with our key executives and our principal external advisers (legal counsel, auditors and other consultants).

A majority of our directors are considered “independent” as defined by Nasdaq.  Generally, the Board undertakes an annual review of director independence.  This process consists of an oral question and answer session at a board meeting at which all directors hear the responses of each director and have an opportunity to evaluate the facts presented.  This independence review is further supplemented by an annual questionnaire that directors are required to complete that contains a number of questions related to independence and related party transactions, among others.

Because Mr. Knox’s law firm provides legal services for First Busey and related entities, he is not considered “independent” under the rules established by Nasdaq.  Additionally, because of their current or past positions as executive officers of First Busey, Messrs. Dukeman, Lykins and Mills are not “independent.”

During 2008, the Board held twelve meetings.  All directors attended at least 75% of the meetings of the Board and the committees on which they served during 2008. Our independent directors met one time in executive session in 2008, and we expect that they will meet at least two times in executive session in 2009.  We require all our directors to attend the Annual Meeting and we expect all our directors will attend the 2009 Annual Meeting.

Any stockholder who wishes to contact the full Board may do so by contacting the Board (1) in writing, in care of First Busey Corporation, 201 W. Main Street, Urbana, Illinois 61801 or (2) electronically, through the hyperlink available at our website at www.busey.com.  Communications to the full Board should be directed to Mary E. Lakey, Corporate Secretary, who will then forward all appropriate comments and communications to the Board, while communications to the independent directors should be directed to Mr. Leister.

The Board has established the following committees, among others, to assist in the discharge of its responsibilities.

Executive Management Compensation and Succession Committee

The Executive Management Compensation and Succession Committee of the Board met twelve times in 2008.  Members of the Executive Management Compensation and Succession Committee were Joseph M. Ambrose (Chair), David J. Downey, David L. Ikenberry, and August C. Meyer, Jr.  We expect that each current member of the Executive Management Compensation and Succession Committee will serve through 2009.  The responsibilities of the Executive Management and Succession Committee include the approval, and recommendation to the

Board, of the compensation of our Chief Executive Officer and executive officers.  The Executive Management Compensation and Succession Committee also reviews and analyzes existing and potential management succession issues.  All members are “independent” under Nasdaq rules and are “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934.  The Executive Management and Succession Committee Charter is available at our website at www.busey.com.

Nominating and Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board met five times in 2008.  Messrs. Downey (Chairman), Ambrose, and Shapland served on the Nominating and Corporate Governance Committee during 2008.  Responsibilities of the Nominating and Corporate Governance Committee include the nomination of individuals as members of the Board, including the review of qualifications of directors to stand for re-election and the implementation and maintenance of our corporate governance procedures.  All members are “independent” under Nasdaq rules.  The Nominating and Corporate Governance Committee Charter is available at our website at www.busey.com.

The Nominating and Corporate Governance Committee reviews qualified candidates for directors and focuses on those who present varied, complementary backgrounds that emphasize both business experience and community standing.  The Nominating and Corporate Governance Committee also believes that directors should possess the highest personal and professional ethics.

In March of 2009, the Nominating and Corporate Governance Committee met and reviewed all relevant qualifications of potential director nominees, including, at a minimum, the following:

•                  independence from management;

•                  relevant business experience;

•                  knowledge of the communities in which we predominantly operate;

•                  potential conflicts of interest; and

•                  judgment, skill, integrity and reputation.

The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate for director and identifies nominees by consensus.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendation.  Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders. The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for director nominees for 2009.  No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2009.

Audit Committee

The Audit Committee met ten times in 2008.  During 2008 Mr. Leister (Chairman), Mr. Downey, Dr. Ikenberry and Mr. Shapland served as members of the Audit Committee.  Mr. Downey resigned from the committee in March 2009.  We have identified Dr. Ikenberry as the audit committee financial expert based on his level of education and work experience, as described previously in this Proxy Statement.  All members are “independent” under Nasdaq rules and under Rule 10A-3 of the Exchange Act, as required for audit committee membership.  The Audit Committee Charter is available at our website at www.busey.com.

The responsibilities and functions of the Audit Committee and its activities during 2008 are described in detail under the heading “Report of the Audit Committee” in this Proxy Statement.

The Audit Committee has adopted procedures for the treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters.  In addition, the Audit Committee reviews and approves all related party transactions, except for those lending relationships and transactions that are approved by the appropriate subsidiary banks’ procedures.  The Audit Committee has also implemented pre-approval policies and procedures for all audit and non-audit services.  Generally, the Audit Committee requires pre-approval of any services to be provided by First Busey’s auditors, McGladrey & Pullen, LLP, and First Busey’s tax accountants, RSM McGladrey, Inc., (an affilliate of McGladrey & Pullen, LLP) to First Busey or any of its affiliates.  Additionally, the Audit Committee also pre-approves other services related to Sarbanes-Oxley compliance, tax and accounting provided by other third parties.  The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, which is Mr. Leister.

In 2008, the Audit Committee pre-approved all audit services which consisted of professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting in accordance with Sarbanes-Oxley Section 404, review of financial statements included in our quarterly reports on Form 10-Q and services normally provided by the independent auditor in connection with statutory and regulatory filings.  Pre-approved services also included audit-related agreed-upon procedures performed for the trust company.  Pre-approved tax services were related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning and tax advice.  There were no other services that were required to be pre-approved by the committee.

Fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc. for services rendered in 2008 and 2007 were as follows:

Fees:	2008	% of Total Fees	2007	% of Total Fees
Audit	$437,400	83.0%	$405,125	90.9%
Audit-related	28,600	5.4%	16,045	3.6%
Tax	60,878	11.6%	24,650	8.1%
All other	—	—	—	—
Total	$526,878		$445,820

A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.  We expect to appoint McGladrey & Pullen, LLP as our independent registered public accounting firm for 2009 upon review and approval of engagement letter by the Audit Committee.

Director Compensation

Non-employee directors who served on the Board during 2008 received a cash retainer of $20,000 and options to purchase 7,500 shares of common stock, except for Mr. Mills, Mr. Leister and Dr. Ikenberry.  Mr. Mills, who served as Chairman of the Board, received an annual retainer of $30,000 and options to purchase 7,500 shares of common stock.  Mr. Leister, who served as Chairman of the Audit Committee, and Dr. Ikenberry, who served as audit committee financial expert, each received a cash retainer of $25,000 and options to purchase 7,500 shares of common stock.  Mr. Dukeman, who is also an employee of First Busey, did not receive additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Joseph M. Ambrose	20,000	12,150	—		32,150
David J. Downey	20,000	12,150	—		32,150
David L. Ikenberry	25,000	12,150	—		37,150
Phillips E. Knox	20,000	12,150	—		32,150
V. B. Leister Jr.	25,000	12,150	—		37,150
Gregory B. Lykins	20,000	12,150	50,000	(2)	82,150
August C. Meyer, Jr.	20,000	12,150	—		32,150
Douglas C. Mills	30,000	12,150	50,000	(2)	92,150
George T. Shapland	20,000	12,150	—		32,150

(1) Option amounts represent compensation expense recognized in 2008 under FAS No. 123R.  The grant date fair value of options awards in 2008 was equal to $109,350.  At December 31, 2008, directors held the following stock options:

	# Outstanding	# Vested
Joseph M. Ambrose	21,000	13,500
David J. Downey	67,582	60,082
David L. Ikenberry	21,000	13,500
Phillips E. Knox	21,000	13,500
V. B. Leister Jr.	21,000	13,500
Gregory B. Lykins	62,932	55,432
August C. Meyer, Jr.	67,582	60,082
Douglas C. Mills	107,500	100,000
George T. Shapland	67,582	60,082

(2) Messrs. Lykins and Mills are entitled to receive salary payments of $50,000 pursuant to their agreements with First Busey in addition to their board compensation.

The Executive Management and Succession Committee has not yet approved 2009 compensation plan for non-employee directors.  During the first quarter of 2009, the directors received one-fourth of the annual cash compensation as described above.  It is anticipated that 2009 compensation will be set following the annual meeting.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board, the Audit Committee is responsible for the oversight of the quality and integrity of our accounting, auditing and financial reporting practices; the oversight of our internal and external auditors; the resolution of disagreements between management and the auditors regarding financial reporting; and the determination of the independence of the external auditors.  During 2008, the Audit Committee met ten times and also reviewed and discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process for the fiscal year ending December 31, 2008, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and First Busey that might bear on auditor’s independence as required by the Public Company Accounting Oversight Board, discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence.  The Audit Committee also discussed with management, the internal auditors and the independent auditor the quality and adequacy of First Busey’s internal controls and internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee reviewed with both the independent and internal auditors their audit plans, scope, and identification of audit risk areas.

The Audit Committee discussed and reviewed with the independent auditor all communications required by auditing standards, generally accepted in the United States of America including those described in Statement on Auditing Standards No. 61, as amended, and discussed and reviewed the results of the independent auditor’s examination of the consolidated financial statements.  The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the consolidated audited financial statements of First Busey as of and for the year ended December 31, 2008, with management and the independent auditor.  Management has the responsibility for the preparation of First Busey’s consolidated financial statements and the independent auditor has the responsibility for the audit of those statements.

Based upon the above-mentioned review and discussions with management and the independent auditors, the members of the Audit Committee recommended to the Board that First Busey’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

V. B. Leister, Jr. (Chairman)

David L. Ikenberry

George T. Shapland

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2009 by all directors and director nominees, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each named executive officer and by all directors and executive officers as a group.

The number of shares beneficially owned by each director, director nominee, 5% stockholder or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 20, 2009, through the exercise of any option or other right.  Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.  In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest.  In some cases, the person has disclaimed beneficial interest in certain of these shares.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percent of Outstanding Shares
Board of Directors:
Joseph M. Ambrose	85,125	*
David J. Downey	476,410	1.3%
Van A. Dukeman(2)	261,854	*
David L. Ikenberry	25,000	*
E. Phillips Knox(3)	373,119	1.0%
V. B. Leister, Jr.	74,620	*
Gregory B. Lykins(4)	1,375,840	3.7%
August C. Meyer, Jr.(5)	263,778	*
Douglas C. Mills(6)	4,178,358	11.3%
George T. Shapland	607,115	1.6%

Other Named Executive Officers:
Thomas M. Good	59,048	*
Barbara J. Harrington	60,777	*
David D. Mills(7)	367,859	1.0%
Lee H. O’Neill(8)	181,968	*

All directors and current executive officers as a group (14 persons)	8,321,745	22.6%

Beneficial Owners of more than 5% of our outstanding common stock:
Elisabeth M. Kimmel 7677 Engineer Road San Diego, CA 92111	2,160,071	5.9%

*      Less than one percent.

(1)   Includes shares that can be acquired through stock options available for exercise within 60 days of March 20, 2009, for the following individuals, in the amount indicated:

Joseph M. Ambrose	21,000
David J. Downey	67,582
Van A. Dukeman	67,057
Thomas M. Good	11,000
Barbara J. Harrington	29,000

David L. Ikenberry	21,000
E. Phillips Knox	21,000
V. B. Leister, Jr.	21,000
Gregory B. Lykins	62,932
August C. Meyer	67,582
David D. Mills	27,000
Douglas C. Mills	107,500
Lee H. O’Neill	16,500
George T. Shapland	67,582
All directors and officers as a group	607,735

(2)   Includes 5,348 shares owned by Mr. Dukeman’s spouse.

(3)   Includes 77,500 shares owned by Mr. Knox’s spouse and 34,563 shares owned by Busey Mills Community Foundation over which Mr. Knox shares voting and investment power.

(4)   Includes 844,750 shares held in the August C. Meyer Investment Agency Account, for which Mr. Lykins serves as trustee and has sole voting and investment power.  Also includes 6,718 shares owned by Mr. Lykins’ spouse.

(5)   Includes 23,421 shares held in grantor trusts over which Mr. Meyer has investment authority.  Excludes shares held by Elisabeth M. Kimmel, Mr. Meyer’s adult daughter and a 5% stockholder.  Also excludes 844,750 shares held by the August C. Meyer Investment Agency Account, over which Mr. Meyer has no voting or investment power.

(6)   Includes 61,708 shares held in trusts for which Mr. Mills is a co-trustee and shares voting and investment power and in which Mr. Mills has no pecuniary interest.  Also includes 34,563 shares of common stock owned by Busey Mills Community Foundation for which Mr. Mills shares voting and investment power, and 41,000 shares of common stock owned by the Mills Family Foundation and 1,565,000 shares of common stock owned by Mills Investment LP for which Mr. Mills has sole voting and investment power.

(7)   Includes 34,563 shares of stock owned by Busey Mills Community Foundation for which Mr. Mills shares voting and investment power.  Also includes 198,675 shares held in trusts for which Mr. Mills is a co-trustee and shares voting and investment power and 7,603 shares held in trusts over which Mr. Mill’s spouse has voting and investment power.  Mr. Mills resigned as Executive Vice President of First Busey, effective February 28, 2009.

(8)   Includes 9,000 shares of stock owned by Mr. O’Neill’s spouse.  Mr. O’Neill retired as the Chief Executive Officer of Busey Bank, effective February 28, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock.  Except as described below, we believe that during 2008, our executive officers, directors and 10% stockholders timely filed all reports required to be filed under Section 16(a).  Mr. Ambrose failed to timely file a Form 4 with respect to shares acquired through the exercise of a stock option and related sale of majority of those shares in November 2008.  Mr. Ambrose filed a Form 4 to report those transactions in February 2009.  In making the foregoing statements, we have relied solely upon the written representations of its directors, executive officers and 10% stockholders and reports filed with the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides information regarding our compensation philosophies and decision-making processes and the compensation and benefit programs in place for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for 2008.  It includes information regarding the overall objectives of our compensation program and each element of compensation that we provide.  It also includes a discussion of the currently known, and potentially applicable, executive compensation restrictions to which First Busey and the Named Executive Officers were required to agree as a condition to our participation in the U.S. Department of the Treasury’s (the “Treasury”) Capital Purchase Program (the “CPP”).

Role of the Executive Management Compensation and Succession Committee

The Executive Management Compensation and Succession Committee of our Board of Directors (the “Compensation Committee”) is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our Named Executive Officers, including reviewing and approving compensation levels, evaluating the performance of the Named Executive Officers and considering senior management succession issues.  The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.  The Compensation Committee is composed of non-management, independent members of the Board of Directors and none of the Named Executive Officers are members of the Compensation Committee.

Participation in the Capital Purchase Program

On March 6, 2009, First Busey accepted capital from the Treasury and became a participant in the CPP, which was implemented as a component of the Troubled Asset Relief Program.  As a participant, First Busey is subject to certain executive compensation restrictions established under the original rules of the CPP and also will likely be subject to the expanded executive compensation restrictions included in the American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), which was enacted on February 17, 2009.  The rules and procedures for applying, and complying with, the Stimulus Bill’s executive compensation restrictions are being developed by the Treasury, U.S. Securities and Exchange Commission and other regulators and have not yet been fully announced to the public.  Therefore, while the Stimulus Bill’s executive compensation restrictions will likely impact First Busey’s compensation program moving forward, the precise impact the restrictions will have on the compensation program is not yet clear.  First Busey intends to comply to the extent required with the Stimulus Bill’s executive compensation restrictions and, to that end, is working with legal counsel and other advisors to determine the extent to which those restrictions will impact its compensation program.

While uncertainty exists as to the extent to which First Busey and its Named Executive Officers (and other employees) will be subject to the Stimulus Bill’s executive compensation restrictions, at the very least the following rules will apply as a result of our participation in the CPP:

•                  within the first 90 days following our initial participation in the CPP, the Compensation Committee will be required to ensure that incentive compensation programs for the Named Executive Officers does not encourage unnecessary and excessive risk taking that could harm First Busey’s value;

•                  First Busey must implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any of the Named Executive Officers based on financial statements, statements of earnings, gain or other performance metrics that are later determined to have been materially inaccurate;

•                  First Busey cannot make any “golden parachute payments” (as defined in Interim Final Regulations released by the Treasury) to any Named Executive Officer; and

•                  First Busey must agree not to deduct for tax purposes any compensation paid during any calendar year to a Named Executive Officer in excess of $500,000.

In addition to the above restrictions, it is likely that, during any period during which Treasury holds an equity interest in First Busey, some or all of the following additional restrictions, which are contained in the Stimulus Bill, will apply:

•                  except in limited situations, First Busey will be prohibited from paying or accruing any bonus, retention award or incentive compensation with respect to at least its five most highly compensated employees (which may or may not be the Named Executive Officers);

•                  except in limited situations, First Busey will be prohibited from making severance payments to its Named Executive Officers and its next five most highly compensated employees;

•                  First Busey must implement a required “clawback” or forfeiture of any bonus or incentive compensation paid to any of the Named Executive Officers and its next 20 most highly compensated employees based on financial statements, statements of earnings, gain or other performance metrics that are later determined to have been materially inaccurate;

•                  the Chief Executive Officer and Chief Financial Officer will be required to make certain certifications with respect to our compliance with the executive compensation restrictions;

•                  the Compensation Committee will be required to ensure that any incentive compensation plans maintained by First Busey, with respect to any employee, do not encourage unnecessary and excessive risk taking that could harm First Busey’s value;

•                  First Busey will be prohibited from maintaining any incentive compensation program that would encourage the manipulation of reported earnings; and

•                  our Board will be required to adopt a policy with respect to “luxury” expenditures.

As noted above, this second group of restrictions represents those contained in the Stimulus Bill.  The application of these restrictions is currently subject to the issuance of further guidance from the Treasury and other regulators.  Once such additional guidance has been issued, the extent to which these restrictions will be applicable to First Busey and its employees will be more clear.

Compensation Philosophy and Objectives

We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest with our stockholders.  We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by First Busey, and that aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value.

We are also committed to meeting our obligations, as they now exist and may be determined to exist in the future, with respect to the executive compensation restrictions imposed on First Busey as a result of its participation in the CPP.  Therefore, we must take these restrictions into account in establishing our compensation philosophy and objectives.  To that end, we have described herein, the manner in which the original restrictions of the CPP have already impacted our compensation programs and the manner in which the Stimulus Bill’s additional restrictions may impact our compensation programs.

It is worth noting that the executive compensation restrictions contained in the original CPP rules did not limit First Busey’s ability to use any particular form of compensation, except to the extent that certain severance payments deemed to be “golden parachute” payments would be prohibited.  However, the Stimulus Bill’s restrictions will, if fully applicable to First Busey, limit or prohibit our ability to use certain forms of compensation.  Therefore, the Stimulus Bill’s restrictions have the potential to have a greater impact on our compensation programs.

The Compensation Committee has worked with our management to design compensation programs that encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders.  Additionally, the Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our compensation peers.   The primary objectives of our executive compensation policies are:

•                  to provide market-based compensation to attract, retain, and motivate highly qualified executives;

•                  to reward executives based upon our financial performance at levels competitive with peer companies;

•                  to provide incentives for executive officers to work toward achieving successful annual results and strategic objectives;

•                  to create opportunity and incentive for our executive officers to be long-term stockholders;

•                  to align executive compensation to increases in stockholder value, as measured by favorable long-term results and continued strengthening of First Busey’s financial condition; and

•                  to provide flexibility to recognize, differentiate and reward individual performance.

We compensate our executives through a mix of base salary, annual cash incentive awards, equity compensation and other benefits and perquisites designed to reward performance and to be competitive with our compensation peers and to align management’s incentives with the long-term interests of our stockholders.

Because we believe that our executives’ compensation should be tied to the success of First Busey and increases in stockholder value, a significant percentage of total compensation is allocated to incentive compensation.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviews information such as that referenced above with respect to our compensation peer group to determine the appropriate level and mix of incentive compensation.

The Compensation Committee strives to provide each Named Executive Officer with a competitive total compensation package.  If the Stimulus Bill’s executive compensation restrictions will serve to limit or prohibit the use by the Compensation Committee of one or more forms of compensation, the Committee will likely revisit and adjust the composition of each Named Executive Officer’s total compensation package so that each executive will continue to receive a competitive total compensation package on par with that described herein.

Compensation Process

As described above, the Compensation Committee is responsible for overseeing our executive compensation program.  Each year the Chief Executive Officer presents to the Compensation Committee the performance results for the previous year for it to consider in determining the appropriate aggregate and individual compensation levels for the performance year.  In conducting its review, the Compensation Committee considers quantitative performance results, achievement of individual qualitative goals, the overall need of the organization to attract, retain and motivate the executive team, and the total cost of compensation programs.  The Compensation Committee also reviews tally sheets that detail the executives’ total target and actual compensation for the year.  The use of tally sheets allows the Compensation Committee to have a complete understanding of the executives’ compensation and is valuable in the assessment of past and current compensation and how it relates to each executive’s duties and responsibilities.

Generally, base salaries and annual cash incentive awards are reviewed at the end of each year.  Any changes made to the base salaries are normally effective January 1 of the following year.   In 2007, however, because of the Main Street merger, compensation decisions and related changes were made in October 2007.  These decisions affected salaries for the remainder of 2007 and all of 2008.

Equity awards, generally consisting of stock options, are granted generally in the spring of each year, at the regularly scheduled meetings of the Compensation Committee and the full Board of Directors held in connection with our Annual Meeting of Stockholders.  By establishing the meeting schedule and agenda for these grants well in advance, we diminish the opportunity for manipulation of exercise prices on option grants to the extent any recipients are in possession of non-public information at the time of the meetings.  Approval of grants for any newly-hired or promoted executives during the course of the year generally occurs at the Compensation Committee meeting immediately following the hiring or promotion.  If the Stimulus Bill’s restrictions become fully applicable to First Busey, our ability to grant stock options to at least our five most highly compensated employees (which, depending on the rules to be established by the Treasury, may or may not be the same as our Named Executive Officers) will be limited or eliminated.  However, the Stimulus Bill’s rules would allow for certain grants of restricted stock to such employees.  The Compensation Committee would have to determine the extent to which it might make use of restricted stock in that situation.

Peer Comparison.  In making compensation decisions, the Compensation Committee establishes benchmarks for base salary, annual cash incentive compensation and stock options.  Other forms of compensation are reviewed on a periodic basis.

In establishing compensation in October 2007, the Compensation Committee utilized an external consultant, Frederic W. Cook & Co., Inc., to assist in the establishment of benchmarks and collection of external market data on a market reference group.  Our compensation peer group consist of 20 similar publicly-traded financial companies, based on asset size, that provide banking and related services in a similar market area as First Busey.  Our compensation peers are as follows:

1ST Source Corp	First Midwest Bancorp	Midwest Banc Holdings
Amcore Financial	Great Southern Bancorp	Old National Bancorp
Anchor Bancorp	Heartland Financial USA	Old Second Bancorp
BankAtlantic Bancorp	Integra Bank Corp	PrivateBancorp
Bank Mutual Corp	Irwin Financial Corp	Taylor Capital Group
Capital City Bank Group	Mainsource Financial Group	UMB Financial Corp
First Merchants Corp	MB Financial

The Compensation Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of Named Executive Officers.  Instead, the Compensation Committee evaluates the market data prepared by Frederic W. Cook & Co., Inc., along with the other factors listed in this discussion to determine the appropriate compensation levels of each of the Named Executive Officers.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee is ultimately responsible for all compensation decisions affecting the Named Executive Officers.

Our Chief Executive Officer annually reviews the performance of each other Named Executive Officer.  This review is generally based on the executives’ individual performance and contribution toward our performance during the year.  Based on these reviews, the Chief Executive Officer makes specific recommendations to the Compensation Committee regarding adjustments to the base salary and annual cash incentive award amounts.  The Compensation Committee takes the reviews and recommendations under advisement and exercises its discretion in modifying any recommended adjustments or awards to executives.  The Chief Executive Officer does not participate in or make recommendations with respect to his own compensation.

Components of Total Compensation

The Compensation Committee believes executive compensation packages provided by First Busey to its executives, including the Named Executive Officers, should include both cash and equity compensation that reward performance as measured against established corporate and personal goals.  By dividing compensation between cash and non-cash, or equity, compensation, the Compensation Committee hopes to incent executives by rewarding them for performance that results in both short-term and long-term improvements in stockholder value.  For 2008, the principal components of compensation for Named Executive Officers were:

•                  base salary,

•                  annual cash incentive compensation

•                  stock options, and

•                  benefits and other perquisites.

Each component is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by our compensation peers, appropriately performance-based, and valued by First Busey’s executives.

Base Salaries.  We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the year.  During its review of base salaries for executives, including in the context of negotiating contractual terms with individuals, the Compensation Committee primarily considers:

•                  individual scope of responsibility,

•                  years of experience,

•                  market data, such as that obtained from a review of our compensation peers,

•                  internal review of the executive’s compensation, both individually and relative to other officers, and

•                  individual performance of the executive.

Salary levels are typically considered annually as part of First Busey’s performance review process as well as upon a promotion or other change in job responsibility.  If the Stimulus Bill’s compensation restrictions are determined to limit our ability to provide the Named Executive Officers with compensation, other than base salary, the Compensation Committee may reconsider its use of base salary in compensating the Named Executive Officers, since base salary would become the default vehicle for delivering compensation to the executives.

Cash Incentive Compensation.  All our employees are eligible to participate in our Bonus Program, under which they can receive cash incentive compensation, normally in the form of a year-end bonus payment. Year-end bonus awards are cash-based awards, which are based on achievement of earnings-per-share, or other corporate performance goals and achievement of individual goals, which are intended to award achievement of short-term company-wide goals that lead to increases in stockholder value.

Participants in the Bonus Program receive awards based on the achievement by First Busey of specified diluted earnings per share targets or other corporate goals.  The earnings-per-share target for 2008 was $1.20 per share.  Each year, typically during the first half of the year, the Compensation Committee and Board set a bonus pool that is the aggregate amount eligible to be paid out to all employees in cash incentive awards.  The bonus pool is determined based upon comparison with cash incentive payments of the compensation peer group, contractual requirements, and financial performance targets.   The amount of an individual’s potential incentive award is generally based on participants’ position.  The corporate earnings-per-share target and bonus pool are generally set in the spring of each year by the Compensation Committee, with the approval of the full Board.

The Board retains the discretion to adjust any awards determined by the formula to ensure that the final awards made to particular participants are consistent with those made to other executives and to make adjustments to the financial performance objectives for extraordinary events.  Individual performance is considered in determining final awards for all Bonus Program participants.

The use of our Bonus Program is not specifically limited or prohibited pursuant to the original CPP executive compensation restrictions.  However, pursuant to the Stimulus Bill’s restrictions, once the Treasury issues guidance as to the specific application of the bonus prohibition contained in the Stimulus Bill, we will likely be prohibited from paying or accruing bonus compensation on behalf of a group of our employees including at least our five most highly compensated employees (which, depending on the rules to be established by the Treasury, may or may not be the same as our Named Executive Officers).  This restriction will apply for the entire time during which the Treasury holds an equity interest in First Busey.  If this rule is determined to be fully applicable to First Busey, the Compensation Committee will have to reconsider the use of the Bonus Program as a means for compensating the impacted group of employees.

Equity Incentive Compensation.  We award stock options as a means to help retain key employees and reward them for long-term appreciation in the market value of our common stock.  The use of stock options as a compensation tool is permitted under the original executive compensation rules of the CPP.

We currently maintain four equity incentive plans; the First Busey Corporation 1993 Restricted Stock Award Plan, the First Busey Corporation 1999 Stock Option Plan, the Main Street Trust, Inc. 2000 Stock Incentive Plan, and the First Busey Corporation 2004 Stock Option Plan.  Each of our equity incentive plans are designed to encourage ownership of our common stock by our employees and directors, to provide additional incentive for them to promote the success of our business, and to attract and retain talented personnel.  All of our employees and directors and those of our subsidiaries are eligible to receive options under the plans.

Each of our equity plans is administered by the Compensation Committee.  Grants are generally at the discretion of the Board, generally subsequent to the annual stockholders’ meeting.  We believe it is important to make awards at the same time each year to ensure that the timing of awards does not affect their value.  We did not make regular annual grants in 2008.

Equity awards are generally based on recommendations of the Compensation Committee and approved by the full Board.  When making award decisions, the Compensation Committee considers the nature of the services rendered or to be rendered by the employee, and the employee’s present and potential contributions to the success of First Busey.  The exercise price of any option must be equal to at least 100% of the fair market value of the closing price of our common stock on the date of the grant and option awards may not be exercisable for more than ten years from the date of grant.  Generally, past awards vested over a three to five year period.  We believe such a vesting schedule provides for an appropriate level of incentive for the executives to perform over a several-year period, helping to align the interests of the executives with those of our stockholders.

As may eventually prove to be the case with respect to our Bonus Program, and as was noted above, the Stimulus Bill’s restrictions will likely limit or prohibit us from using stock options to compensate a specified group of our employees including at least our five most highly compensated employees (which, depending on the rules to be established by the Treasury, may or may not be the same as our Named Executive Officers).  This restriction will apply for the entire time during which the Treasury holds an equity interest in First Busey.  If this rule is determined to be fully applicable to First Busey, the Compensation Committee will have to reconsider the use of stock options as a means for compensating the impacted group of employees.  One alternative available to our Compensation Committee, should it determine such alternative to be appropriate, under the Stimulus Bill will be to make use of restricted stock awards.

We do not currently have a formal policy regarding equity or other security ownership requirements for our Named Executive Officers.

 Benefits and Other Perquisites.  The Named Executive Officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, disability and basic group life insurance coverage. We provide retirement benefits to all eligible full-time employees under the First Busey Corporation Profit Sharing and 401(k) Plan. The Profit Sharing and 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Named Executive Officers, all of whom were eligible during 2008, may elect to participate in the 401(k) Plan on the same basis as all other employees. Each of our eligible employees participates in the profit sharing element of the 401(k) Plan.

We maintain an Employee Stock Ownership Plan (the “ESOP”) that is available to all eligible full-time employees in accordance with terms required under the Internal Revenue Code.  Named Executive Officers were eligible and participated during 2008 in the ESOP under the same terms as all other eligible employees.  Under the terms of the ESOP, which reflect applicable requirements of the Internal Revenue Code, unrestricted ESOP shares are allocated to eligible employees annually based upon their salary for the year, as it compares to total salaries for all eligible employees.

In 2008, all the Named Executive Officers, except Mr. Dukeman, were provided with a death benefit under the Busey Bank Group Term Carve-Out Plan II, otherwise known as First Busey’s Bank Owned Life Insurance (the “BOLI Program”).  The BOLI Program covers participants during their employment period at First Busey and following their retirement from First Busey if the employee has met certain service period and age requirements. The BOLI Program consists of one or more split-dollar life insurance policies for each participant, which cover each participant in the event of his or her death at a multiple of the participant’s most recent salary plus incentive bonus compensation.  Named Executive Officers are provided a death benefit through the BOLI Program at the lesser of: (i) three times their highest salary, (ii) $750,000, or (iii) the Net Amount of Insurance, as defined by the BOLI Program.  We provide BOLI to certain of our employees to reward past performance, motivate future performance and to provide an incentive for these employees to remain with First Busey.

Mr. Dukeman is provided with death benefits under portable term life insurance policies. The premiums on the term life insurance policies are paid by us on behalf of Mr. Dukeman, so long as he remains employed by First Busey. In March 2009, Mr. Good and Ms. Harrington waived their rights under the BOLI Program and they are now provided with death benefits under portable term life insurance policies.

The original CPP executive compensation restrictions would not have impacted our ability to provide our Named Executive Officers with these general benefits and perquisites.  However, while it is expected that tax-qualified retirement benefits will not be impacted by the Stimulus Bill’s restrictions, the extent to which other benefits and perquisites will be permitted is not yet clear.  To the extent any such benefits and perquisites are deemed by the Treasury to be impermissible, First Busey will comply with applicable rules.

Perquisites.  We provide our Named Executive Officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.  Based upon this periodic review, perquisites are awarded or adjusted on an individual basis.  Named Executive Officers are not automatically awarded all, or in equal amounts, perquisites.  The perquisites for Named Executive Officers for 2008 included:

•                  annual contributions to the University of Illinois I Fund in the name of the Named Executive Officer,

•                  allowance for annual country club dues, and

•                  allowance for or use of a company-owned automobile.

The University of Illinois — Urbana Champaign is located in our primary market and is an important local institution.  We believe that supporting the University is an important part of our participation in the local community and that our support of the University will continue to benefit First Busey in the future.  We encourage our senior management to belong to a country club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities.  Automobiles, or an allowance, are provided for certain executives as deemed necessary in order to assist the executive in their ongoing service to our customers and communities.

Provision of these perquisites is not limited or prohibited by the original CPP executive compensation restrictions.  However, the Stimulus Bill’s rules may prevent us from providing some or all of these perquisites.  First Busey intends to fully comply, to the extent required, with the rules issued under the Stimulus Bill by the Treasury and other regulators.

Deferred Compensation Plan. First Busey Corporation’s Executive Deferred Compensation Plan provides a means for participants to voluntarily defer a portion of their salary or bonus.  This plan is an unfunded, nonqualified deferred compensation arrangement.  Of the Named Executive Officers, only Mr. Dukeman, Ms. Harrington, and Mr. O’Neill elected to participate in the plan during 2008.  The remaining Named Executive Officers were eligible but elected not to participate in the plan during 2008.

Change in Control Benefits.  Each of Messrs. Dukeman and Good and Ms. Harrington is a party to an agreement that provides for certain payments and benefits if their employment is terminated following a change in control.  Messrs. Mills and O’Neill, who are no longer employees, also had change in control agreements as of December 31, 2008.  In each instance, if the Named Executive Officer’s employment is terminated by us or the Named Executive Officer within one year of a change in control of First Busey, the Named Executive Officer is entitled to receive certain cash payments and other benefits.  The purpose of these payments and benefits is to attract and retain talented executives and to encourage them to pursue transactions that maximize stockholder value, even though their own employment may not be secure following such transaction.  Additionally, we believe these agreements help provide for stability in our executive team in the event of a change in control.  Additionally, each of Mr. Dukeman and Mr. Mills is also entitled to a tax gross-up, which provides generally that, if he or she receives payments or benefits in connection with a change in control of First Busey, to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, he generally will be paid an additional amount (commonly known as a “gross-up”) that will offset, on an after-tax basis, the effect of any excise tax consequently imposed on him or her under Section 4999 of the Internal Revenue Code.

Under the original CPP executive compensation restrictions, the payment of an “excess parachute payment” would not be allowed.  Therefore, to the extent First Busey experiences a change in control during the period during which the Treasury holds an equity interest in First Busey, the “gross-up” provision described above would be ineffective.  The Stimulus Bill may further limit First Busey’s ability to pay some or all of the change in control severance benefits.  First Busey intends to fully comply, to the extent required, with the rules issued under the Stimulus Bill by the Treasury and other regulators.

Impact of Accounting and Tax Issues on Executive Compensation.

In setting individual executive’s compensation levels, we consider a variety of accounting and tax issues.  Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the Chief Executive Officer and our next three highest paid officers (but excluding, in all cases, the Chief Financial Officer), to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.”  Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.  In addition, pursuant to the CPP’s rules, the application of this rule will be modified, during any period during which the Treasury holds an equity interest in First Busey, such that the deductibility limit shall be reduced to $500,000 of annual compensation and the limit will be applicable with respect to all of the Named Executive Officers.  Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation.  Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

We are required to amortize the fair value of equity awards as required under SFAS No. 123R, “Share-Based Payments.”  Under this accounting bulletin, which became effective for us on January 1, 2006, we apply the Black-Scholes valuation model to determine the fair value of equity awards on the date of grant, which is then amortized on a straight-line basis over the requisite service period.  The Compensation Committee considered the amortization of expenses in granting equity awards.

2008 Compensation Determinations

The principal components of compensation for 2008 for the Named Executive Officers were base salaries, annual cash incentives, equity incentives, benefits and perquisites. The purpose, design, and determination of amounts of 2008 compensation are described below:

Base Salaries.  The Compensation Committee normally considers annual cash incentive awards and potential salary increases at the end of each year.  However, the Compensation Committee approved 2008 salary levels for Messrs. Dukeman, Good, Mills and O’Neill and Ms. Harrington  in October 2007 following the merger of First Busey and Main Street.

Each of Messrs. Good, Mills, O’Neill and Ms. Harrington entered into employment agreements with us, pursuant to which they separately negotiated new base salaries for their new positions at the combined company.  Each of these employment agreements was approved by the Compensation Committee and became effective upon completion of the Main Street merger.

On October 1, 2007, the Compensation Committee set the annual base salary for 2008 for each of the Named Executive Officers as follows:

OFFICER	2008 BASE SALARY COMPENSATION
Van A. Dukeman	$400,000
Thomas M. Good	$175,000
Barbara J. Harrington	$200,000
David D. Mills	$225,000
Lee H. O’Neill	$300,000

Annual Cash Incentive Compensation.  Incentive compensation levels for Named Executive Officers were set during the third quarter of 2007 following the merger with Main Street.  These incentives were based on profitability of First Busey and successful merger and integration of Main Street Bank & Trust with Busey Bank.

Our earnings in 2008 did not meet budgeted projections due to higher-than-expected credit costs.  Because of the loss recognized in 2008, the Compensation Committee did not approve any cash incentives under the bonus program to executive officers in 2008.

Equity Incentive Compensation.  The Compensation Committee awarded no option grants to executive officers during 2008.

2009 Compensation Determinations

In December 2008, the Compensation Committee met to determine the annual base salary an incentive compensation thresholds and goals for 2009 for the executive officers.  Because of our performance in 2008 and the current uncertainty in the general economy, the committee decided not to increase any base salaries from the 2008 levels or to set any thresholds for incentive awards at this time.  However, the committee has not yet fully considered the impact of the still to be clarified executive compensation restrictions in the Stimulus Bill.  Once the application and extent of those restrictions has been clarified, it may be necessary to adjust the executives’ base salaries and compensation packages for 2009 and future years in order to insure an appropriate level of compensation.

On February 28, 2009, Lee H. O’Neill resigned as Chief Executive Officer of Busey Bank.  In connection with his retirement, we entered into a severance agreement and release.  Under the agreement, Mr. O’Neill will receive a lump sum payment on the six-month anniversary of his termination date of $172,200 (plus interest accrued on such amount between the termination date and the payment date at a per annum rate equal to 2% in excess of the prime rate) and an aggregate amount of $516,600 to be paid in 39 substantially equal installments in accordance with and on our regular pay dates.  In addition, we agreed to continue to pay our portion of Mr. O’Neill’s health insurance premium plus the COBRA administrative premium for 18 months.  If, upon the expiration of that 18-month period, Mr. O’Neill was receiving COBRA benefits, we will for six months either obtain substantially similar coverage for Mr. O’Neill and pay the premium with respect thereto or pay Mr. O’Neill each month an amount equal to the COBRA premium paid with respect to the last month of COBRA coverage.

Additionally, on February 28, 2009, David D. Mills resigned as Executive Vice President of First Busey.  In connection with his resignation, we entered into a severance agreement and release.  Under the agreement, Mr. Mills will receive a lump sum payment on the six-month anniversary of his termination date of $147,550 (plus interest accrued on such amount between the termination date and the payment date at a per annum rate equal to 2% in excess of the prime rate) and an aggregate amount of $442,650 to be paid in 39 substantially equal installments in accordance with and on our regular pay dates.  In addition, we agreed to continue to pay our portion of Mr. Mills’s health insurance premium plus the COBRA administrative premium for 18 months.  If, upon the expiration of that 18-month period, Mr. Mills was receiving COBRA benefits, we will for six months either obtain substantially similar coverage for Mr. Mills and pay the premium with respect thereto or pay Mr. Mills each month an amount equal to the COBRA premium paid with respect to the last month of COBRA coverage.  We also agreed to purchase for Mr. Mills a $1 million term life insurance policy and pay all premiums with respect thereto through February 28, 2011.

Both Mr. O’Neill and Mr. Mills will continue to be eligible to receive their vested benefits under the Company’s tax-qualified and non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Consistent with their respective employment agreements, each will be subject to restrictive covenants with respect to confidentiality and their ability to compete with, or solicit employees of, First Busey.  Each of their restrictive covenants with respect to the ability to compete with First Busey will last through February 28, 2010.

Executive Management Compensation and Succession Committee Report

The Compensation Discussion and Analysis has been prepared by management of the Company.  The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.  The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company to review and discuss the Compensation Discussion and Analysis.  Based on the foregoing review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement, and the Board approved that recommendation.

Executive Management and Compensation Committee:

Joseph M. Ambrose

David J. Downey

E. Phillips Knox

August C. Meyer, Jr.

Executive Management Compensation and Succession Committee Interlocks and Insider Participation

During 2008, the following individuals served as members of the Compensation Committee:  Joseph M. Ambrose (Chair), David J. Downey, David L. Ikenberry, and August C. Meyer, Jr.  None of these individuals has ever served as an officer or employee of the Company or any of our subsidiaries or has any relationships with the Company or any of our subsidiaries requiring disclosure under “Certain Relationships and Related Transactions” below.  The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

The following tables quantify and discuss the compensation components of the Named Executive Officers.  All tables should be read in conjunction with the Compensation Discussion and Analysis section above.  The Summary Compensation Table should be read in conjunction with the footnotes and narrative that follow.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)

Van A. Dukeman(1)	2008	400,000	—	—	—	4,240	41,378	445,618
Chief Executive Officer	2007	146,667	—	—	—	1,054	37,473	185,194

Thomas M. Good(2)	2008	175,000	60,000	—	—	—	29,769	264,769
Chief Executive Officer of Busey Bank, N.A.	2007	160,000	110,000	12,473	—	—	28,699	311,172

Barbara J. Harrington	2008	200,000	—	—	—	35	25,726	225,761
Chief Financial Officer	2007	170,000	35,000	15,447	—	—	23,322	243,769
	2006	145,000	—	10,106	22,325	—	31,221	208,562

David D. Mills(3)	2008	225,000	—	—		—	36,607	261,607
Executive Vice President	2007	195,000	35,000	27,939	—	—	45,825	303,764
	2006	170,000	—	19,810	51,875	—	73,785	315,470

Lee H. O’Neill(4)	2008	300,000	—	—	—	34	31,694	331,728
Chief Executive Officer of	2007	240,000	42,500	17,729	—	—	31,135	331,364
Busey Bank	2006	186,360	—	11,827	—	—	49,886	279,073

(1)          Mr. Dukeman was named the President and Chief Executive Officer effective August 1, 2007 in conjunction with the completion of the Main Street merger; for 2007, reported amounts represent earnings since August 1, 2007.

(2)          Mr. Good is Executive Vice President, Risk Management of First Busey.  He also serves as Chief Executive Officer of Busey Bank, N.A.  Under terms of agreement between Mr. Good and First Busey related to Mr. Good’s added responsibilities, Mr. Good received $60,000 in additional compensation during 2008.

(3)          Mr. Mills resigned as Executive Vice President of First Busey, effective February 28, 2009.

(4)          Mr. O’Neill retired as the Chief Executive Officer of Busey Bank, effective February 28, 2009.

(5)          Option amounts represent approximate compensation expense recognized in 2007 or 2006 under FAS No. 123R and include amounts associated with accelerated vesting of outstanding options upon completion of the Main Street merger.  See note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating stock option expense.

(6)          Represents above-market interest on deferred compensation.  Interest on the First Busey Executive Deferred Compensation Plan is determined according to the plan document and is 125% of the declared interest rate on Security Life Corp. III policies for the current calendar month as determined by Security Life of Denver (or successor thereto).  If that rate is no longer published or no longer deemed appropriate by the Compensation Committee, it may select a substantially similar rate.  Interest on the First Busey Executive Deferred Compensation Plan accrued at a rate of 6.31% per annum.

(7)          The following table describes each component of the “All Other Compensation” column:

Name	Year	U of I Contrib -ution ($)(a)	Auto Allow- ance ($)	Life and Disability Insura- nce ($)(b)	Country Club Dues ($)	Profit Sharing, 401(k) and Deferred Compensa -tion Match ($)	ESOP Alloca -tion ($)(c)	Severance Benefit ($)	Contributi- on to Deferred Compensa- tion Plan ($)	Total ($)

Van A. Dukeman	2008	10,000	8,700	5,163	6,000	9,200	2,315	—	—	41,378

Thomas M. Good	2008	—	9,584	2,670	6,000	9,200	2,315	—	—	29,769

Barbara J. Harrington	2008	—	7,200	1,011	6,000	9,200	2,315	—	—	25,726

David D. Mills	2008	10,000	8,400	692	6,000	9,200	2,315	—	—	36,607

Lee H. O’Neill	2008	—	8,700	5,479	6,000	9,200	2,315	—	—	31,694

(a)          Represents annual contributions to the University of Illinois I Fund in the name of Messrs. Dukeman and O’Neill.

(b)         Represents value of insurance provided on portable term policies provided to Mr. Dukeman; represents value of insurance provided under Company’s BOLI plan for Messrs. Good, Mills, and O’Neill, and Ms. Harrington.  Also represents value of long-term disability insurance provided.

(c)          Value of shares allocated during 2008 valued at year-end closing price of $18.24.

Grants of Plan-Based Awards Table

First Busey traditionally grants stock options to employees and Directors following the annual meeting.  First Busey did not grant options to Named Executive Officers in 2008.

Option Exercises and Stock Vested Table.

The Named Executive Officers did not exercise any stock options in 2008.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1)
	# of Securities Underlying Unexercised	# of Securities Underlying Unexercised		Option	Option
	Options -	Options -		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Van A. Dukeman	8,544	—		$11.85	4/12/2010
	8,138	—		$11.29	3/20/2011
	7,750	—		$12.00	3/19/2012
	7,750	—		$16.00	3/18/2013
	11,625	—		$19.74	2/17/2014
	11,625	—		$19.09	2/15/2015
	11,625	—		$19.41	2/21/2016

Barbara J. Harrington	15,000	—		$14.56	12/16/2010
	8,000	—		$19.59	09/14/2009
	6,000	—		$20.16	12/15/2011

Thomas M. Good	6,000	—		$19.59	09/14/2009
	5,000	—		$20.16	12/15/2011

David D. Mills	17,000	—		$19.59	09/14/2009
	10,000	—		$20.16	12/15/2011

Lee H. O’Neill	9,500	—		$19.59	09/14/2009
	7,000	—		$20.16	12/15/2011
	—	20,000	(2)	$21.90	12/15/2015

(1)                                  As permitted under the terms of the Merger Agreement with Main Street, First Busey accelerated the vesting of all outstanding options immediately upon merger with Main Street on July 31, 2007.

(2)                                  Mr. O’Neill’s stock options awarded in September 2007 provide that they would fully vest on September 21, 2010, with no partial vesting prior to full vesting date ..

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Van A. Dukeman	20,000	—	33,559	575,668
Thomas M. Good	—	—	—	—
Barbara J. Harrington	19,231	—	565	19,796
David D. Mills	—	—	—	—
Lee H. O’Neill	17,306	—	511	17,817

(1)          Amounts reflect contributions of deferred salary and are included in the “Salary” column, respectively, in the Summary Compensation Table for Fiscal Year 2007.

(2)          Includes $4,240 for Mr. Dukeman, $35 for Ms. Harrington and $34 for Mr. O’Neill reflected as above- market interest under the “Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.

The First Busey Executive Deferred Compensation Plan was designed, in part, to assist our executives with retirement planning.  Under terms of the First Busey Executive Deferred Compensation Plan, participants are entitled to defer up to 15% of their salary and bonus.  As of December 31, 2008, deferred amounts accrue interest at a rate of 6.31% per annum.

The Aggregate Balance represents the amount due to the Named Executive Officers as of December 31, 2008.

The Treasury’s guidance to be issued under the Stimulus Bill is expected to make clear the extent to which First Busey will be permitted to continue to credit earnings on deferred amounts during the period during which the Treasury holds an equity interest in First Busey.

Potential Payments Upon Termination or Change-in-Control Disclosure

Messrs. Dukeman, Good, David Mills, O’Neill, and Ms. Harrington are parties to agreements providing for certain benefits upon a termination and a change in control.  As previously discussed, Mr. O’Neill retired as Chief Executive Officer of Busey Bank on February 28, 2009 and Mr. Mills resigned as Executive Vice President of First Busey as of February 28, 2009.  Each of them received certain payments as previously discussed.

Under the employment agreements with Messrs. Dukeman, Good, and Ms. Harrington, each officer is entitled to receive certain severance payments following certain termination events, including a termination following a “change in control.”  Under their agreements, severance includes the sum of the applicable officer’s base salary, the officer’s most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.  They will also be entitled to receive life, health and disability insurance for themselves and their dependents, at the expense of First Busey, for one year following termination.  Each of Messrs. Dukeman and Good, and Ms. Harrington is subject to a one year non-competition covenants following the termination of their respective employment agreements.

Mr. Dukeman’s agreements states that if he is terminated without cause, if he terminates his employment due to constructive discharge, or if his employment is terminated due to disability or death, he or his named beneficiary will receive an amount equal to the sum of his annual base salary plus the amount of the most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.  Additionally, under his employment agreement, Mr. Dukeman will be entitled to receive the greater of $900,000 or three times his severance payment, if (a) he terminates his employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates Mr. Dukeman’s employment with or without cause or Mr. Dukeman is constructively discharged within the 18 months before or after a change of control.  Mr. Dukeman will be entitled to receive a gross-up payment from First Busey in the event that any amounts payable to him under his employment agreement for the other payments and benefits received by him are subject to penalties as excess parachute payments under the Internal Revenue Code.  Mr. Dukeman will also be entitled to receive life, health and disability insurance for the three years following the effective date of his termination.

Mr. Good’s agreement provides that, in the event that he is terminated without cause or if he terminates due to constructive discharge, or due to disability or death, he or his beneficiary will receive a severance payment equal to the sum of his applicable annual base salary plus the amount of his most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.  If (a) he terminates employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates the agreement with or without cause either within the 18 month period prior to or at any time after a change of control, Mr. Good will be entitled to receive an amount equal to two times the severance payment.  Mr. Good will also be entitled to receive life, health and disability insurance for a period of two years following the effective date of termination.

Ms. Harrington’s agreement provides that, in the event that Ms. Harrington is terminated without cause, or if she terminates due to constructive discharge, or due to her disability or death, she or her beneficiary will receive a severance payment equal to the sum of her applicable annual base salary plus the amount of her most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.  She will be entitled to receive life, health and disability insurance for the one-year severance period.  Under Ms. Harrington’s employment agreement, she will be entitled to receive the greater of $300,000 or two times her severance payment, if (a) she terminates her employment within one year after a change of control for any reason, or (b) First Busey or its successor terminates her employment with or without cause or she is constructively discharged within the 18 months before or after a change of control.  The amounts payable to her upon a change of control are subject to reduction, to the extent that any amount payable to her under her employment agreement, together with other payments and benefits received by her, if any, would be deemed an excess parachute payment under the Internal Revenue Code.  She will also be entitled to receive life, health and disability insurance for two years following the effective date of her termination.

The following table sets forth information concerning potential payments and benefits payable to Messrs. Dukeman, Good, Mills, O’Neill, and Ms. Harrington under our compensation programs and benefit plans assuming a termination of employment as of December 31, 2008.

Had we been a participant in the CPP as of December 31, 2008, we do not believe any of the payments set forth below would have been restricted pursuant to the original CPP restriction prohibiting “golden parachute” payments because none of the payments described below would have satisfied the definition of a “golden parachute” payment.  The Stimulus Bill’s prohibition on “golden parachute” payments is significantly more restrictive in that it expands the definition of “golden parachute” to cover most forms of severance payments.  Therefore, it is likely that, under the Stimulus Bill’s rules, the cash severance payments set forth would be prohibited and the bonus payments and welfare benefits would likely be limited or prohibited.

Name		Cash Severance ($)	Bonus Payment ($)	Unvested Stock Option ($)(3)	Profit Sharing, 401(k), ESOP and Deferred Compensation Match($)	Welfare Benefit Values ($)(4)	Total ($)
Van A. Dukeman	(1)	400,000	120,000	—	15,755	11,476	547,231
	(2)	1,200,000	360,000	—	47,266	34,427	1,641,693
Thomas M. Good	(1)	175,000	25,000	—	11,515	7,384	218,899
	(2)	350,000	50,000	—	23,031	14,767	437,798
Barbara J. Harrington	(1)	200,000	35,000	—	11,550	5,442	251,992
	(2)	400,000	70,000	—	23,101	10,883	503,984
David D. Mills	(1)	225,000	35,000	—	11,515	7,004	278,519
	(2)	675,000	105,000	—	34,546	21,011	835,557
Lee H. O’Neill	(1)	300,000	42,500	—	11,549	10,192	364,241
	(2)	900,000	127,500	16,476	34,648	30,575	1,109,199

(1)	Amounts represent severance benefits as outlined in the preceding narrative, assuming a termination at December 31, 2008.

(2)	Amounts represent change-in-control benefits as outlined in the preceding narrative, assuming a termination following a change in control at December 31, 2008.

(3)

Option amounts represent approximate compensation expense that would be recognized at December 31, 2008 under FAS No. 123R should vesting of stock option awards accelerate. See note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating stock option expense.  Pursuant to the applicable stock plan, the vesting would accelerate upon the occurrence of a change in control regardless of the officer’s employment status.

(4)	Welfare benefit values represent the estimated compensation to be received in the form of health, life and disability benefits under the respective scenarios as outlined in the preceding narrative.

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (the “ARRA”), includes a provision requiring Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders.  Under the ARRA, the stockholder vote is not binding on the board of directors and may not be construed as overruling any decision by the participant’s board of directors.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of our compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals.  The Board believes our compensation policies and procedures achieve this objective and therefore recommend stockholders vote “For” the proposal.

Accordingly, because we became a participant in the Capital Purchase Program on March 6, 2009, the following resolution is submitted for stockholder approval:

RESOLVED, that the Company’s stockholders approve its executive compensation, as described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation under “Compensation Tables for the Named Executive Officers”, contained in the Company’s proxy statement for the 2009 annual meeting.

Under the ARRA, your vote is advisory and will not be binding upon the Board.  However, the Executive Management Compensation and Succession Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board recommends stockholders vote For the proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2007, the Board adopted a policy for review, approval and monitoring of transactions involving First Busey and “related persons” (directors and executive officers or their immediate family members, or stockholders owning five percent or greater of our outstanding stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Under the policy, the Audit Committee is responsible for reviewing and approving all reportable transactions with any related party.  In considering the transaction, the Audit Committee will take into account all relevant factors including whether the transaction is on terms comparable to those available to an unaffiliated third party.  In connection with any approval or ratification of a transaction, the Audit Committee will also determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.  The Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify any transaction with a related person up to $120,000.  The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity, and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Audit Committee.

Additionally, First Busey’s banking subsidiaries have, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, director nominees, executive officers and holders of 5% or more of First Busey’s common stock, their immediate families and their affiliated companies.  These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons.  These transactions have not involved and will not involve more than the normal risk of collectibility or any other unfavorable features.  In addition to these loans, First Busey’s banking subsidiaries make loans to officers of First Busey’s subsidiaries who are not executive officers of First Busey.

During 2008, Mr. Knox, a director of First Busey, and an attorney with Tummelson Bryan & Knox, Urbana, Illinois, provided legal and certain consulting services to First Busey.  We paid $17,201 in fees to Tummelson Bryan & Knox for such services during the 2008.

First Busey is also a party to a lease with Midwest Television, Inc., of which Mr. Meyer is the President, director and a controlling shareholder. Lease payments are approximately $86,000 annually.  We believe that the terms of these leases are no less favorable to First Busey or its subsidiaries than would have been obtained from non-affiliated parties.

CODE OF ETHICS

We have adopted a code of ethics applicable to our employees, officers, and directors.  The text of this code of ethics may be found under “Investor Relations” on our website.  We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

OTHER BUSINESS

As of the date hereof, there is no business to be transacted at the Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and it is not anticipated that other matters will be brought before the Annual Meeting.  If, however, other matters should properly be brought before the Annual Meeting, it is intended that the proxy holders may vote or act in accordance with our Board of Directors’ recommendation on such matters.

STOCKHOLDER PROPOSALS

In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our 2010 proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 201 W. Main Street, Urbana, Illinois 61801, no later than December [  ], 2009.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

A stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, no later than December [  ], 2009.  The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice.  We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.  Persons nominated for election to the Board pursuant to this paragraph will not be included in our proxy statement.

If a stockholder intends to present a proposal at First Busey’s 2010 Annual Meeting and desires that the proposal be included in First Busey’s Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at First Busey’s principal executive offices not later than December [  ], 2009.  As to any proposal that a stockholder intends to present to stockholders without inclusion in First Busey’s Proxy Statement for First Busey’s 2010 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless First Busey receives notice of the matter to be proposed not later than March [  ], 2010.  Even if proper notice is received on or prior to March [  ], 2010, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

By order of the Board of Directors,

Douglas C. Mills	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

April [    ], 2009

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

PROXY—FIRST BUSEY CORPORATION I, the undersigned stockholder of First Busey Corporation (the“Company”), having received notice of the Annual Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Tom Berns and Tom Brown, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock, $.001 par value (“Common Stock”) of the Company standing in my name on its books on March 20, 2009, at the Annual Meeting of Stockholders of the Company, to be held at Busey Bank, 100W. University Ave., Champaign, Illinois, on May 19, 2009 at 6:30 p.m., local time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows: 1. FOR all nominees listed below to serve as directors of the Company until the next Annual Meeting of Stockholders (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees indicated below Joseph M. Ambrose David J. Downey Van A. Dukeman David L. Ikenberry E. Phillips Knox V. B. Leister, Jr. Gregory B. Lykins August C. Meyer, Jr. Douglas C. Mills George T. Shapland (INSTRUCTION: To withhold authority to vote for any individual nominee, check box preceding that nominee’s name.) 2. Approval, in a non-binding, advisory vote, of our executive compensation disclosed in the Proxy Statement for the Annual Meeting of Stockholders. For Against Abstain 3. In accordance with their discretion upon all other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. This proxy will be voted as directed, or if no instructions are given, it will be voted “FOR” election of all nominees as Directors of First Busey Corporation. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise. Your vote is important. Accordingly, even if you plan to attend the Annual Meeting, please mark, sign, date and fold this proxy and return to the reply address. Any previously submitted proxies will not be used at the Annual Meeting. fold here Please sign your name or names exactly as they appear on the stock certificate. Each joint tenant must sign. When signing as attorney, administrator, guardian, executor or trustee or as an officer of a corporation, please give full title. If more than one trustee, all should sign. Please remove backing to expose adhesive and seal Date Date If you plan on attending the meeting, please indicate below and return with your proxy ballot. If you have any questions, contact Mary Lakey at 217-365-4556 or e-mail her at mary.lakey@busey.com. Yes, number attending fold here